Exhibit 10.32.1

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT (“Amendment”) to the Employment Agreement (“Employment Agreement”) by and between AnnTaylor Stores Corporation (the “Company”) and Katherine Lawther Krill (the “Executive”) dated as of October 1, 2005, is entered into by the Company and the Executive on, and to be effective as of December 19, 2008. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Employment Agreement.

W I T N E S S E T H

WHEREAS, the parties hereto desire to amend the Employment Agreement on the terms set forth herein, including amendments to allow the Employment Agreement to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained in the Employment Agreement and herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

1. The last sentence of Section 5(f) of the Employment Agreement is amended to read as follows:

“Without limiting the generality of the foregoing, the Company shall provide the Executive with reimbursement of expenses incurred by the Executive for financial, tax and real estate planning services in an amount not to exceed $25,000 per year; provided such reimbursements shall be made as soon as practicable following incurrence of the expense, but in no event later than the end of the calendar year following the calendar year in which the expense was incurred.”

2. Section 5(i) of the Employment Agreement is amended to read as follows:

“Life Insurance. During the Term of this Agreement and for a period of eighteen (18) months following the Date of Termination (other than a Date of Termination in connection with the Executive’s death or a termination of Executive’s employment by the Company for Cause or by the Executive for other than Good Reason), the Company shall maintain a supplemental life insurance policy on behalf of the Executive which provides for a death benefit equal to no less than seven million dollars ($7,000,000), the proceeds of which shall be paid upon the death of the Executive to the beneficiary designated by the Executive.”

3. Section 5(j) of the Employment Agreement is amended to add the following sentence at the end thereof:

“Such gross-up payments shall be made as soon as practicable (but in no event later than the end of the calendar year) following the calendar year in which the transportation services are provided.”

4. The second sentence of Section 6(a)(iv) of the Employment Agreement is amended to read as follows:

“For purposes of this Agreement, the Executive shall have “Good Reason” to terminate her employment hereunder (1) upon a failure by the Company to comply with any material provision of this Agreement which has not been cured within ten business days after notice of such noncompliance has been given by the Executive to the Company, (2) upon action by the Company resulting in a diminution of the Executive’s title or authority, (3) upon the Company’s relocation of the Executive’s principal place of employment outside of the New York City metropolitan area, (4) one year after a Change in Control, or (5) upon failure of the Company to obtain from a successor the assumption and agreement to perform this Agreement, as set forth in Section 9(a).”

5. Section 6A(a) of the Employment Agreement is amended to add the following sentence to the end thereof:

“Following termination of Executive’s employment for Disability, the Executive shall have no further rights to any compensation or any other benefits under this Agreement other than as set forth in this Section 6A(a).”

6. The initial clause (i) of Section 6A(d)(2)(B) of the Employment Agreement is amended to read as follows:

“(i) within five days after the Date of Termination, the Company shall pay to the Executive in a lump sum an amount equal to the product of (X) three (3), multiplied by (Y) the sum of the Executive’s annual salary at the rate in effect as of the Date of Termination plus the Severance Bonus (as defined below). Severance Bonus shall mean the average of the total bonuses earned by the Executive, including bonuses earned under the Performance Plan, the Long-Term Plans and all successor plans, in the three (or fewer) fiscal years of the Company ended immediately prior to the Date of Termination (excluding fiscal years prior to the Company’s 2006 fiscal year); provided however, that if (1) the Change in Control under this Agreement does not constitute a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” (within the meaning of Section 409A of the Code and applicable guidance issued thereunder) or (2) as described in the following paragraph, such termination occurs prior to the occurrence of a Change in Control but during the pendency of a Potential Change in Control (as hereinafter defined), the Company shall pay to the Executive, on a monthly basis for a period of eighteen (18) months, an amount equal to one-sixth ( 1/6th) of the Executive’s annual salary at the rate in effect as of the Date of Termination plus one-sixth ( 1/6th) of the Severance Bonus (as defined above).”

7. Section 6A(d)(3) of the Employment Agreement is amended to read as follows:

“(3) RESERVED.”

8. Section 6A(d)(5) of the Employment Agreement is amended to read as follows:

“(5) the Executive shall be provided with outplacement services commensurate with her position, provided that any outplacement expenses shall be incurred no later than the end of the second calendar year following the calendar year in which the Date of Termination occurs and shall be reimbursed no later than the end of the third such calendar year.”

9. Section 6A(e) of the Employment Agreement is amended to add the following sentence at the end thereof:

“Any Gross-Up Payments shall be made as soon as practicable (but in no event later than the end of the calendar year) following the calendar year in which the Excise Tax is paid.”

10. Section 6A(f) of the Employment Agreement is deleted.

11. The initial paragraph of Section 7 of the Employment Agreement is redesignated as Section 7(a), the subsections of Section 7 of the Employment Agreement currently designated (a) through (d) are redesignated as subsections (b) through (e), and the proviso of Section 7(c) as redesignated is amended by changing the word “for” to “without” in the last line thereof.

12. The second sentence of Section 9(a) of the Employment Agreement is amended to read as follows:

“Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute “Good Reason” under Section 6(a)(iv), thus entitling the Executive to terminate her employment in accordance with the provisions thereof and receive compensation from the Company as set forth in Section 6A(d) of this Agreement.”

13. Section 16 of the Employment Agreement is amended to read as follows:

“Section 409A. It is intended that the payments and benefits under this Agreement comply with, or as applicable, constitute a short-term deferral or otherwise be exempt from, the provisions of Section 409A of the Code and the regulations and other guidance issued thereunder (“Section 409A”). The Company shall administer and interpret this Agreement in a manner so that such payments and benefits comply with, or are otherwise exempt from, the provisions of Section 409A. Any provision that would cause this Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Executive under this Agreement providing for payment of amounts on termination of employment unless Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following Executive’s termination of employment (or upon death, if earlier). In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to Executive pursuant to this Agreement which constitutes deferred compensation subject to Section 409A shall be construed as a separate identified payment for purposes of Section 409A.”

Except as amended hereunder, all other terms and conditions of the Employment Agreement shall remain in full force and effect. This Amendment may be executed in counterparts, each of which shall be an original, with the same effect as of the signatures hereto and thereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment and caused the same to be duly delivered on their behalf on the day and year first written above.

ANNTAYLOR STORES CORPORATION

By	/s/ Ronald W. Hovsepian

EXECUTIVE

/s/ Katherine Lawther Krill
Katherine Lawther Krill